EXHIBIT 99.1

For Immediate Release

Contact:	David Leedy
972-586-1703
dleedy@aviall.com

AVIALL ANNOUNCES A 30% INCREASE IN FIRST QUARTER NET EARNINGS; EPS GROWS TO 38 CENTS

DALLAS, TEXAS April 20, 2005 — Aviall, Inc. (NYSE: AVL) today reported financial results for the first quarter of 2005.

Highlights:

•	Net earnings after tax increased 30% to $13.0 million ($0.38 per diluted share) in the first quarter of 2005 versus $10.0 million ($0.30 per diluted share) in the same period last year;

•	Net sales improved to $291.4 million, up 3% year-over-year;

•	Operating income from continuing operations in the first quarter of 2005 rose by $5.6 million to $25.1 million, up 29% compared to $19.5 million in the same period of 2004;

•	Selling and administrative expense as a percentage of sales declined 10 basis points year-over-year to 9.6% in the first quarter of 2005.

(M O R E)

AVIALL ANNOUNCES A 30% INCREASE IN FIRST QUARTER NET EARNINGS; EPS GROWS TO 38 CENTS

First Quarter Results

Aviall, Inc. net earnings for the first quarter of 2005 were $13.0 million, an increase of 30% over net earnings of $10.0 million in the comparable 2004 period. This translated to earnings per share of $0.38 (diluted) in the first quarter of 2005 versus $0.30 (diluted) in 2004.

First quarter 2005 net sales increased 3% to $291.4 million compared to last year’s first quarter net sales of $283.5 million. Aviall Services’ sales reflected a continued steady rise in parts sold to the commercial airline sector, over and above the commissions recorded on CF6 parts sold by GE, as well as higher sales to the general aviation sector. Military/government product lines remained at high-volume levels with sales essentially the same as the first quarter of 2004. Inventory Locator Service’s net sales growth trend also continued – with a year-over-year increase of $0.3 million.

Gross profit of $53.2 million for the first quarter of 2005 was up $6.1 million, or 13% higher than the $47.1 million earned in the first quarter of 2004 due primarily to the addition of GE CF6 engine part sales commissions commencing in February 2005. This also caused gross profit as a percentage of net sales to increase to 18.2% in the first quarter of 2005. During the transition of the new contract, Aviall will record only commissions and not sales of parts shipped by GE on the new product line. Aviall expects to assume the responsibility for shipping and booking these sales of CF6 engine parts in the third quarter of 2005. Finally, selling and administrative expenses as a percentage of sales fell to 9.6% from 9.7% on an increase of $0.5 million year-over-year, reflecting the more favorable leverage ratio of expense to sales generated by Aviall’s business model.

(M O R E)

AVIALL ANNOUNCES A 30% INCREASE IN FIRST QUARTER NET EARNINGS; EPS GROWS TO 38 CENTS

Operating income rose by $5.6 million, or 29%, to $25.1 million, raising operating income as a percentage of sales to 8.6% in the first quarter of 2005, up from the 6.9% generated in the first quarter of 2004. Interest expense was up $0.8 million year-over-year due to increased borrowings associated with the upfront investment made in the new engine product lines. Lastly, the provision for income taxes at 34.9% was closer to the statutory rate than the rate reported for the first quarter of 2004.

Review and Outlook

“The Company’s first quarter represents a fast start for 2005,” said Paul E. Fulchino, Aviall’s chairman, president and chief executive officer. “The addition of a new long-term supplier with General Electric’s reputation continues to validate our statements about our growing momentum. Our driving objective is to capture the first call when anyone wants to buy an aftermarket aircraft part and I believe we are increasingly doing so. Despite current industry conditions in the commercial airline arena and remaining uncertainty over the pace of the global economic recovery, Aviall continues to perform well. We feel this reflects a steady blending of the development and execution of significant new product lines such as the new GE CF6 engine parts; continued growth in volume and share within our commercial airline and general aviation sectors; high-volume military product line sales; and the continued discipline of providing superior service levels while maintaining tight cost controls.”

(M O R E)

AVIALL ANNOUNCES A 30% INCREASE IN FIRST QUARTER NET EARNINGS; EPS GROWS TO 38 CENTS

Fulchino added, “Aviall will continue to push forward steadily with its market penetration programs and business development initiatives. The addition of the new Hamilton Sundstrand contracts is indeed welcome news, and we will continue to explore other new opportunities while striving to exceed our stockholder expectations each and every day.”

Aviall will host a conference call on Thursday, April 21, 2004, at 11 a.m. ET. The conference call can be accessed by calling (800) 857-1742 (toll free) or (210) 234-0005 (toll) and referencing passcode: Aviall and leader: David Leedy. A replay will be available until 11:59 p.m. ET on Friday, May 6, 2005, at (888) 568-0697 (toll-free) or (402) 998-1497 (toll). This call is also being webcast and can be accessed at www.aviall.com or through www.vcall.com.

# # #

About Aviall, Inc.

Aviall, Inc. [NYSE: AVL] is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. Aviall is comprised of two operating units. As the world’s largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for approximately 220 manufacturers and offers approximately 400,000 catalog items from customer service centers located in North America, Europe, and Asia-Pacific. Aviall Services also offers a full line of aviation batteries, hoses, wheels and brakes, oxygen and paint services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and facilitates global eCommerce via its electronic marketplace that enables subscribers to buy and sell commercial parts, equipment and services, as well as provides eBusiness Services to the aviation, marine and defense industries. Additional information on Aviall is available at www.aviall.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including pricing pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in military, commercial, business and general aviation, the business activities of the Company’s customers and suppliers and developments in information and communications technology.

AVIALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Net sales	$291,448	283,532
Cost of sales	238,281	236,434

Gross profit	53,167	47,098
Selling and administrative expenses	28,086	27,599

Operating income	25,081	19,499
Interest expense, net	5,103	4,345

Earnings before income taxes	19,978	15,154
Provision for income taxes (a)	6,978	5,177

Net earnings	$13,000	9,977

Basic net earnings per share	$0.40	0.31
Weighted average common shares	32,847,388	31,744,620

Diluted net earnings per share	$0.38	0.30
Weighted average common and potentially dilutive common shares	34,605,983	33,242,755

(a)	Due to our large U.S. federal tax loss carryforwards, cash tax payments are substantially lower than the provision recorded. Cash tax payments were $0.6 million for the three months ended March 31, 2005.

AVIALL, INC.

SEGMENT INFORMATION

(In thousands)

	Three Months Ended March 31,
	2005	2004
Net Sales
Aviall Services	$284,023	276,421
ILS	7,425	7,111

Total net sales	$291,448	283,532

Profit
Aviall Services	$26,417	20,266
ILS	2,811	2,548

Reportable segment profit	29,228	22,814
Corporate	(4,147)	(3,315)
Interest expense, net	(5,103)	(4,345)

Earnings before income taxes	$19,978	15,154

AVIALL, INC.

SELECTED BALANCE SHEET DATA

(In thousands)

	March 31, 2005	December 31, 2004
Cash and cash equivalents	$10,741	91,632
Receivables, net	$154,979	144,087
Inventories	$308,021	328,129
Deferred income taxes	$37,024	43,661
Total assets	$810,846	749,476
Accounts payable	$86,534	98,629
Total debt	$283,857	203,430
Shareholders’ equity	$368,964	349,001

SELECTED CASH FLOW DATA

(In thousands)

	Three Months Ended March 31,
	2005	2004
Net cash provided by operating activities	$11,605	28,397
Net cash used for investing activities	$159,413	2,226
Capital expenditures	$2,713	1,432

DEPRECIATION AND AMORTIZATION

(In thousands)

	Three Months Ended March 31,
	2005	2004
Depreciation	$2,237	2,078
Amortization	2,639	1,764
Debt issue costs	496	451

	$5,372	4,293